Exhibit 99.1
GigaCloud Technology Inc Names Sarah Anzalone Head of Brand Center

Marshall Bernes to Retire from Corporate Role and Continue Serving on Board of Directors

EL MONTE, Calif., November 13, 2026 – GigaCloud Technology Inc (Nasdaq: GCT) (“GigaCloud” or the “Company”), a pioneer of global end-to-end B2B ecommerce technology solutions for large parcel merchandise, today announced the appointment of Sarah Anzalone as Head of Brand Center, effective November 30, 2026. Ms. Anzalone joined GigaCloud in September 2026 and has since worked alongside Marshall Bernes, whom she will succeed upon his planned retirement from the role on the same date. Mr. Bernes’ retirement was previously announced by the Company in April.

Over the past three years, Mr. Bernes has played a key role in developing the Company’s Brand Center, drawing on his extensive experience in the home furnishings industry to cultivate brand partnerships, expand product offerings, and support the integration of Noble House. After retiring from his corporate role, Mr. Bernes will continue serving on GigaCloud’s Board of Directors through August 17, 2027, ahead of the fifth anniversary of the Company’s initial public offering.

“We are grateful for Marshall’s leadership and contributions to GigaCloud and look forward to his continued guidance as a member of our Board,” said Larry Wu, Founder and Chief Executive Officer of GigaCloud. “At the same time, we are pleased to have Sarah step into this role. Her expertise in product development and portfolio strategy will be instrumental in strengthening our brand collection and aligning our offerings with evolving market demand.”

Ms. Anzalone brings to GigaCloud over a decade of experience in the furniture industry. Prior to joining the Company, she served as Senior Director of Product Development at Simpli Home and Executive Director at eSolutions Furniture, where she led multidisciplinary teams across design, engineering, product development and portfolio strategy. Her expertise spans global furniture markets, emerging design trends and consumer insights, translating market opportunities into business growth. In her new role, Ms. Anzalone will lead GigaCloud’s Brand Center, focusing on brand development, product portfolio strategy and expanding and diversifying the Company’s product offerings.

“I look forward to building on the progress we have made and working with the team to further strengthen our brand portfolio and drive continued growth,” said Ms. Anzalone.

About GigaCloud Technology Inc
GigaCloud Technology Inc is a pioneer of global end-to-end B2B technology solutions for large parcel merchandise. The Company’s B2B ecommerce platform, which it refers to as the “GigaCloud Marketplace,” integrates everything from discovery and payments to logistics tools into one easy-to-use platform. The Company’s global marketplace seamlessly connects manufacturers, primarily in Asia, with resellers, primarily in the U.S., Asia and Europe, to execute cross-border transactions with confidence, speed and efficiency. The Company offers a truly comprehensive solution that transports products from the manufacturer’s warehouse to the end customer’s doorstep, all at one fixed price. The Company first launched its marketplace in January 2019 by focusing on the global furniture market and has since expanded into additional

Exhibit 99.1
categories such as home appliances and fitness equipment. For more information, please visit the Company’s website: https://investors.gigacloudtech.com/.

For investor and media inquiries, please contact:

GigaCloud Technology Inc
Investor Relations - ir@gigacloudtech.com

PondelWilkinson Inc.
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George Medici (Media) – gmedici@pondel.com